Filed Pursuant to Rule 433

Registration Nos. 333-226529-02

**PRICING DETAILS** $1.3bln Capital One Prime Auto Receivables Trust 2019-2

Joint Leads: J.P. Morgan (struc), Citi, Wells

Co-Managers: Academy, Barclays, Capital One Securities, RBC

TOTAL OFFERED

CL	SZ($MM)	SZ($MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD		YLD%	CPN%	$PX
===================================================================================================================================
A-1	291.000	276.450	0.25	A-1+/F1+	04/20	09/20	IntL	+0	2.13163	2.13163	100.00000
A-2	494.000	469.300	1.13	AAA/AAA	06/21	09/22	EDSF	+25	2.075	2.06	99.99322
A-3	459.000	436.050	2.53	AAA/AAA	03/23	05/24	IntS	+31	1.930	1.92	99.99438
A-4	124.422	118.200	3.63	AAA/AAA	05/23	02/25	IntS	+42	1.976	1.96	99.97230
===================================================================================================================================

Expected Settle: 09/18/2019             Registration: SEC Registered

First Pay Date: 10/15/2019               ERISA Eligible: Yes

Expected Ratings: S&P, Fitch          Min Denoms: $1k x $1k

Ticker: COPAR 2019-2                    Pxing Speed: 1.3 ABS to 10% Call

Expected Pricing: PRICED              Bill & Deliver: J.P. Morgan

ABS-15G Filing: Fri, 08/30/2019

CUSIPs                                              Available Information:

A-1: 14043TAB2                              * Preliminary Prospectus: Attached

A-2: 14043TAD8                              * Ratings FWP: Attached

A-3: 14043TAF3                               * IntexNet/CDI: Separate Message

A-4: 14043TAH9                              * DealRoadshow.com: COPAR192

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800)-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.